Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-98083, 333-145674, 333-177088, 333-183871 and 333-213581) of Spartan Motors, Inc. of our report dated April 18, 2019, relating to our audit of the financial statements of Fortress Resources, LLC as of and for the year ended December 31, 2018, and our report dated October 16, 2019, relating to our audit of the financial statements of Fortress Resources, LLC as of and for the year ended December 31, 2017, included in this Amendment to Current Report on Form 8-K/A.

November 25, 2019